Exhibit 10.52

PROMIS NEUROSCIENCES

1920 YONGE ST.

TORONTO, ONTARIO, M4S 3E2, CANADA

January 21, 2022

Neil Cashman

Dear Neil;

On behalf of ProMIS Neurosciences., a corporation existing under the federal laws of Canada with a registered address at 1920 Yonge St., Suite 200, Toronto, Ontario, M4S 3E2 (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

You will be employed to serve on a full-time basis as Chief Science Officer (CSO) effective on February 1, 2022. It is contemplated that you will commence full time employment on February 1, 2022 with the previously agreed upon consulting effort to be devoted prior to the full time start date. As the CSO you will report to the CEO. You will be responsible for duties as are consistent with such position as well as other duties assigned by your manager and the Company. You will initially be based remotely from your home office in Vancouver; however, it is understood that the Company may change your work location based on the Company’s future needs.

Your base salary will be at the rate of $483,738 CDN per year, paid monthly on the last day of the month at rate of $40,312.50 CDN per payroll period, subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

ProMIS Neurosciences employees who join between January 1 and December 31 of a given calendar year are eligible to be considered for a salary merit increase during the next calendar year's Annual Compensation Review process. The Annual Compensation Review process, if and when implemented, is anticipated to take place in the first quarter of the calendar year. Salary merit increases, if any, will be awarded at the Company's discretion on the basis of your performance, and will be pro-rated based on the number of months that you actually worked during the previous calendar year.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Subject to these programs, you will be eligible to receive a bonus targeted at a percentage to be determined of your annualized base salary being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Board. You must commence your employment by September 30th in order to be eligible for a bonus for the calendar year during which you were hired. If you join the Company between January 1st and September 30th, you will be eligible for a pro-rated bonus for that calendar year. You must be employed through the date bonuses are disbursed to employees generally in order to be eligible for the bonus. Regardless of your date of employment, you will be eligible to participate in the benefit plans and programs made available by the Company from time to time for employees generally, subject to plan terms and generally applicable Company policies. These currently or will include but are not limited to: health insurance such as medical, dental and vision; company-paid basic life insurance, accidental death & dismemberment, and short- and long-term disability; paid time off such as vacation, sick leave and company-paid holidays; 401(k) retirement savings plan; and employee stock purchase plan. You will be entitled to Directors and Officers insurance and such other insurance may be maintained by the Company. The bonus and benefit programs made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time without notice.

ProMIS Neurosciences Inc. will award 3,000,000 stock options to you at the initiation of this contract (the “Options”). The Options will be priced at a trailing 5-day VWAP. As per the ProMIS Neurosciences Inc. Stock Option Plan, all granted Options shall have a 10-year exercise period from the date the Options have been granted to the Employee, and will vest at 1/48th per month over the four (4) years following the award providing you remain on the ProMIS Neurosciences Inc. Board of Directors. Upon termination of this Agreement all vested Options will be exercisable at any time during the 12 months following such termination.

Any Option Commitment (as defined in the ProMIS Neurosciences Inc. Stock Option Plan) or stock option agreement between the parties shall include terms materially consistent with those set out in herein, and the terms of the Option Commitment and ProMIS Neurosciences Inc. Stock Option Plan shall in all events govern and control the Options. ProMIS hereby represents and warrants that all necessary corporate action has been taken by or on behalf of ProMIS to grant the Options in accordance with this paragraph 3.0(b).

You may be eligible to receive such future stock option grants as the Board of Directors of the Company shall deem appropriate.

If your employment is terminated by the Company without Cause (as defined below) or you terminate your employment for Good Reason (as defined below) and provided you execute and allow to become effective (within 60 days following the termination or such shorter period as may be directed by the Company) a release of claims in form attached as Exhibit A (the “Separation Agreement”), (i) the Company will pay you as severance pay an aggregate amount equivalent to 9 (nine) months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably over nine (9) months in accordance with the Company' s regular payroll practices beginning in the Company's first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January l of such subsequent calendar year; and (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the "COBRA" law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of 12 (twelve) months following your termination continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA. Attached as Appendix A are the terms and conditions applicable to the payment of any severance hereunder.

For purposes of this Agreement:

"Cause" means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company's Board of Directors that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an intentional act that materially injures the reputation, business or business relationships of the Company, (iii) materially breached the terms of any restrictive covenants or confidentiality agreement with the Company; provided that in the case of that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

"Change of Control" shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that "Change of Control" shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a "Change of Control" under (c) and/or (d) above.

"Good Reason" means the occurrence, without your prior written consent, of any of the following events: (i) a material reduction in your authority, duties, or responsibilities; (ii) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased; (iii) a material reduction of your base salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries of other members of management); or (iv) a material breach by the Company of its obligations under this offer letter. No resignation will be treated as a resignation for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance s, you end your employment within 60 days following the cure period in (y).

You will be required to execute a Non-Solicitation, Confidentiality and Assignment Agreement in the form attached as Exhibit B, as a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Similarly, except as expressly provided herein, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign this letter in the space provided below and return it to Eugene Williams, at your earliest convenience.

Very Truly Yours,

ProMIS NEUROSCIENCES

By:	/s/Eugene Williams
	Name:	Eugene Williams
	Title:	Chairman & CEO

The foregoing correctly sets forth the terms of my employment by ProMIS NEUROSCIENCES

Date:	January 31, 2022	/s/ Neil R. Cashman
		Name:	Dr. Neil R. Cashman

APPENDIX A

Payments Subject to Section 409A

1.Subject to this Appendix A, any severance payments that may be due under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Agreement, as applicable:

(a)It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)Each installment of the severance payments due under the Agreement that is not described in this Appendix A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.renumbering required?

4.The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Appendix) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

EXHIBIT A

FORM OF SEPARATION AGREEMENT

[Place on Company Letterhead]

VIA HAND DELIVERY

[Insert Date]

[Insert Name]

[Insert Address]

Dear [Insert Name]:

In connection with the termination of your employment with [Insert Company Name] (the “Company”) on [Insert Termination Date], you are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to me by [Return Date] [and it becomes binding between you and the Company]. By signing and returning this letter agreement [and not revoking your acceptance], you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least [seven (7) / twenty-one (21) / forty-five (45)]1 days to do so. [If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.]

If you choose not to sign and return this letter agreement by [Return Date] [or if you timely revoke your acceptance in writing], you shall not receive any severance benefits from the Company. You will, however, receive payment for your final wages, any unpaid bonus, and any unused vacation time accrued through the Termination Date, as defined below, and reimbursement for any unpaid business expenses. You may also, if eligible, elect to continue receiving group medical insurance pursuant to “COBRA.” Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement [and do not revoke it in writing within the seven (7) day period].

1.Termination Date and Resignation as a Director – Your effective date of termination from the Company is [Insert Termination Date] (the “Termination Date”). You agree to resign, as of the Termination Date, from your position as a Director of the Company,

1 Note: except for factual information, bracketed/bolded provisions and alternatives will be dependent on age of executive at time of termination and whether termination is an individual termination or part of a group termination.

and to sign and return to the Company all letters and documents that the Company may reasonably require in order to secure your resignation. As of the Termination Date, all salary payments from the Company will cease and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.Description of Severance Benefits – If you timely sign and return this letter agreement [and do not revoke your acceptance], and provided you abide by all of the obligations set forth herein, the Company will provide you with the severance benefits set forth in [Section_____)] of the [Insert Date] [Offer Letter] between you and the Company (the “Severance Benefits”) as follows: [SET OUT THE SEVERANCE BENEFITS AND PAYMENT DATES].

3.Release – In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties arising up to the date you sign this Agreement, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,] the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; [all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended]; [Insert any other applicable state’s citations;] all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or relating to your [Insert Date] Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement releases claims to vested benefits or to enforce this Agreement or prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

4.Continuing Obligations – You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. You further acknowledge and reaffirm your obligations set forth in the [Insert Name of Restrictive Covenant Agreement(s)] you executed for the benefit of the Company, which remain in full force and effect.

5.Non-Disparagement – You understand and agree that, to the extent permitted by law, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. Notwithstanding the above, nothing in this Section will interfere with your ability to comply with legal process or the requirements of applicable federal or state laws or regulations or to cooperate with any agency investigation. The Company agrees to direct its officers, directors, employees and consultants not to, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding you, your involvement with the Company, or your reputation, nor will the Company assist any others in engaging in such activities. Notwithstanding the above, nothing in this Section shall interfere with the Company’s ability to comply with legal process or the requirements of applicable federal or state laws or regulations.

6.Continued Assistance – You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning your job duties and performing any other tasks as reasonably requested by the Company. The Company shall: (a) compensate you for the reasonable value of your time for any such cooperation and assistance; (b) pay out-of-pocket expenses consistent with Company policies; and (c) not interfere with requirements you may have in new employment (including self-employment or consulting).

7.Cooperation – To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, reasonable requests to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company. In connection with such cooperation, the Company will not interfere with requirements you may have in new employment (including self-employment or consulting), and, at the Company’s expense: (a) compensate you for the reasonable value of your time for any such cooperation and assistance; (b) reimburse you for out-of-pocket expenses; and (c) provide legal counsel if necessary to advise you.

8.Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

9.Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages (including overtime), bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

10.Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.Confidentiality – To the extent permitted by law, you understand and agree that as a condition of the Severance Benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to your immediate family, your attorneys, financial advisors, and as required by law, and except as otherwise agreed to in writing by the Company.

13.Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.Acknowledgments – You acknowledge that you have been given at least [seven (7) / twenty-one (21) / forty-five (45)] days to consider this letter agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. [You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.]

15.[Eligibility for Severance Program – Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]

16.Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely, and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.Applicable Law – This letter agreement shall be interpreted and construed by the laws of the [Commonwealth of Massachusetts], without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the [Commonwealth of Massachusetts], or if appropriate, a federal court located in the [Commonwealth of Massachusetts] (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18.Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above.

19.Tax Acknowledgement – In connection with the Severance Benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in paragraph 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please call me at

Very truly yours,
By:
[NAME] [TITLE]

I hereby agree to the terms and conditions set forth above. [I have been given at least [twenty- one (21) / forty-five (45)] days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.]

By:
Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

EXHIBIT B

NON-SOLICITATION, CONFIDENTIALITY and ASSIGNMENT AGREEMENT

Employee Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of NAME (“I”, “Me”, or “You”) employment or continued employment by ProMIS Neurosciences. (“ProMIS”), the parties hereby agree as follows:

1.Proprietary Information. I agree that all information, whether or not in writing, whether or not disclosed before or after I was first employed by ProMIS, concerning the business, technology, business relationships or financial affairs of ProMIS or its subsidiaries, affiliates, and associated entities (collectively, the “Company”) that the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, notes, email correspondence, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information includes, without limitation, (1) information received in confidence by the Company from its customers or suppliers or other third parties, and (2) all biological or chemical materials and other tangible embodiments of the Proprietary Information. It also includes all trade secrets as defined by applicable law.

2.Recognition of Company’s Rights. I will not, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment. The term "Proprietary Information" hereunder will not include information that I can establish by competent written evidence (i) is or becomes generally known within the Company’s industry through no fault of mine; (ii) was known to me at the time it was disclosed; (iii) is lawfully and in good faith made available to me by a third-party who did not derive it from the Company and who imposes no obligation of confidence on me; or (iv) is required to be disclosed by order of a governmental authority or a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material, and provided I first give reasonable advance written notice of such requirement to the Company, and permit the Company to intervene in any relevant proceedings to protect its interests in the Proprietary Information, and provide full cooperation and assistance to the Company in seeking to obtain such protection.

I understand and acknowledge that my obligations under this Agreement regarding any particular Proprietary Information begins immediately when I first have access to the Proprietary Information and shall continue during and after my employment by the Company until the time that the Proprietary Information has become public knowledge other than as a result of my breach of this Agreement or breach by those acting in concert with me or on my behalf.

3.Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts or reasonably could potentially conflict with my duties to the Company. I will advise the president of the Company or their nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.Developments. I hereby assign and transfer and, to the extent any such assignment cannot be made at present, hereby agree to assign and transfer, to ProMIS and its successors, designees and assigns, all my right, title and interest in and to all Developments (as defined below) that: (a) are created, developed, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction (collectively, “conceived”) during the period of my employment and six (6) months thereafter and that relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, Proprietary Information or personal property (whether tangible or intangible) owned, licensed or leased by the Company (collectively, “Company-Related Developments”), and all patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide claiming, covering or otherwise arising from or pertaining to Company-Related Developments (collectively, “Intellectual Property Rights”). I further agree that “Company-Related Developments” include, without limitation, all Developments that (i) were conceived by me before my employment, (ii) relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company, and (iii) were not subject to an obligation to assign to another entity when conceived. I will make full and prompt disclosure to the Company of all Company-Related Developments, as well as all other Developments conceived by me during the period of my employment and six (6) months thereafter. I acknowledge that all work performed by me as an employee of the Company is on a “work for hire” basis. I hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments. “Developments” mean inventions, discoveries, designs, developments, methods, modifications, improvements, processes, biological or chemical materials, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship.

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments conceived by me before my employment that are not Company-Related Developments (“Prior Inventions”). I have also listed on Exhibit A all patent rights of which I am an inventor, other than those contained within Intellectual Property Rights (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, offer for sale, import and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

6.Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. In the event of the termination of my employment for any reason, I will deliver to the Company all of the foregoing, and all other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies. Any property situated on the Company’s premises and owned by the Company, including laboratory space, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

7.Enforcement of Intellectual Property Rights. I will cooperate fully with

Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the ending of my employment  with the Company (the “Restricted Period”), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company with whom I had Material Contact, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company with whom I had Material Contact to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this Section, the running of the Restricted

Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any current or previous employer or other party that interferes with my performance under this Agreement or the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights, as well as all other patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide owned by or licensed to the Company. I will sign, both during and after the term of this Agreement, all papers, including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8. Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the ending of my employment  with the Company (the “Restricted Period”), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company with whom I had Material Contact, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company with whom I had Material Contact to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this Section, the running of the Restricted

Period will be extended by the time during which I engage in such violation(s).

“Material Contact” means the contact between me and each customer, potential customer, or employee of the Company within 12 months prior to my termination or resignation: (a) with whom or which I dealt on behalf of the Company; (b) whose dealings with the Company were coordinated or supervised by me; (c) about whom I obtained confidential information in the ordinary course of business as a result of my association with the Company; or (d) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for me within one year prior to the date of my termination.

9.Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any current or previous employer or other party that interferes with my performance under this Agreement or obligates me to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to assign any patent rights, trademarks, copyrights or other intellectual property rights. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

12.Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13.Publications and Public

Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits (if any) or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16.Disclosure to Future Employers and Others. During the period in which the terms of the Non-Solicitation agreement described in Section 8 and the Developments agreement in Section 5 remain in force, I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. During the Restricted Period following termination of my employment, I will notify the Company of any change in my address and of each subsequent engagement, employment or business activity, including the name and address of my employer, party to which I render services or other post-Company employment or engagement plans and the nature of my activities.

18.Severability. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the  extent compatible with the applicable law as it will then appear.

19.Entire Agreement. This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter, except for the offer letter I received and executed at the start of my employment with the Company. No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions. In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement will prevail.

20.Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the Suffolk County Business Litigation Session for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in this court. As used in this Agreement, “including” means

“including but not limited to”.

BY SIGNING BELOW, I CERTIFY THAT I HAVE THE RIGHT TO CONSULT AN ATTORNEY PRIOR TO ENTERING INTO THIS AGREEMENT, HAVE READ THIS AGREEMENT CAREFULLY AND, AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Neil R Cashman
(Employee’s full name)

Type or print name:	Dr. Neil R Cashman

Accepted and agreed:

ProMIS NEUROSCIENCES

By:	/s/ Eugene Williams
	Title:	Chairman and CEO
	Date:	February 1, 2022